EXHIBIT 1
                                                 Price Guardian Voting Agreement

                                VOTING AGREEMENT

      AGREEMENT, dated as of March 30, 2001 among Lucy Price and Kyle Price, by Steven Price as guardian of their property, and Robert Price (each, a "Stockholder").

      WHEREAS, Steven Price has been appointed (i) the guardian of the property of Lucy Price, which property includes 1,812,500 shares of common stock of Price Communications Corporation, a New York corporation ("PR") and (ii) the guardian of the property of Kyle Price, which property includes 1,812,500 shares of common stock of PR.

      WHEREAS, Robert Price is the record and beneficial owner of 6,203,100 shares of common stock of PR.

      WHEREAS, the Stockholders desire to enter into an agreement regarding the voting of the shares of common stock of PR referred to in the two preceding paragraphs (the "Shares").

      NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1.

                       GRANT OF PROXY AND VOTING AGREEMENT

      Section 1.01. Voting Agreement. Each Stockholder hereby agrees that, if at any time he or she is entitled to vote on any matter submitted to the stockholders of PR, he or she shall vote all of the Shares he or she is entitled to vote (or execute proxies or written consents, as the case may be) and take all other necessary action to cause any Shares he or she is entitled to vote to be voted in the manner directed by the Majority Stockholder (as defined below). Each Stockholder hereby agrees that it will not vote any Shares (or execute proxies or written consents, as the case may be) except as directed by the Majority Stockholder pursuant to the preceding sentence. As used in this Agreement, "Majority Stockholder" means, at any time, with respect to any matter, whichever Stockholder is entitled to vote the most Shares (without giving effect to this Agreement) on such matter.

      Notwithstanding anything contained elsewhere herein to the contrary, (i) neither this Agreement nor the proxies granted pursuant to the next section apply to any matter covered by the Voting Agreement dated as of November 14, 2000 between Verizon Wireless, Inc., Robert Price and Kim Pressman and the Voting Agreement dated as of March 30, 2001 between Verizon Wireless, Inc., Lucy Price and Kyle Price, by Steven Price as guardian of their property, and Alexandra Farbman and Leo Farbman, by Eileen Farbman as guardian of their property (collectively, the "Verizon Voting Agreements") and (ii) at any time when the Majority Stockholder is Robert Price and the shares of PR common stock owned by Robert Price or a family member of Robert Price that he has the authority to vote (including the Shares subject to this Agreement) exceed 19.9% of the outstanding shares of PR common stock, then at all such times but only at such times (x) a number of Shares of Lucy Price equal to 25% of such excess shall not be subject to Sections 1.01 or 1.02 of this Agreement and (y) a number of Shares of Kyle Price equal to 25% of such excess shall not be subject to Sections 1.01 or 1.02 of this Agreement.

      Section 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Shares other than the proxies granted pursuant to the Verizon Voting Agreements. By entering into this Agreement, each Stockholder hereby grants a proxy appointing the Majority Stockholder as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder' name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner provided by
Section 1.01 above with respect to all the Shares of such Stockholder, subject to the last paragraph of Section 1.01. The proxy granted by each Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of the other Stockholder entering into this Agreement. The proxy granted by each Stockholder pursuant hereto shall be revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2.

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

      Each Stockholder, severally and not jointly, represents and warrants to Acquiror that:

      Section 2.01. Authorization; Enforceability. This Agreement constitutes a valid and binding Agreement of such Stockholder. If such Stockholder is executing this Agreement in a representative or fiduciary capacity or if this Agreement is being executed on behalf of such Stockholder by a representative, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. The Shares beneficially owned by such Stockholder do not constitute marital property under applicable laws, or if such Shares constitute marital property, the consent of such Shareholder's spouse is not required for the execution and delivery of this Agreement or the performance by such Stockholder of the obligations of the Stockholder hereunder.

      Section 2.02. Non-Contravention. The execution, delivery and performance by each Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Lien on any assets of such Stockholder.

      Section 2.03. Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth on the page immediately following the signature pages hereof opposite such Stockholder's name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares).

                                   ARTICLE 3.

                          COVENANTS OF EACH STOCKHOLDER

      Each Stockholder, severally and not jointly, hereby covenants and agrees that:

      Section 3.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement such Stockholder shall not, without the prior written consent of Robert Price, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares (other than the Verizon Voting Agreements) or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

                                   ARTICLE 4.

                                  MISCELLANEOUS

      Section 4.01. Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

      Section 4.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the death of Robert Price.

      Section 4.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      Section 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

      Section 4.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

      Section 4.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      Section 4.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 4.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

      Section 4.09. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement dated as of November 14, 2000 among PR, Price Communications Cellular, Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Verizon Wireless Inc., Cellco Partnership and VWI Acquisition Corporation.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        /s/ Robert Price
                                        -----------------------------------
                                        Name:  Robert Price


                                        /s/ Steven Price
                                        ----------------------------------------
                                        Name:  Lucy Price, by Steven Price as
                                               guardian of her property


                                        /s/ Steven Price
                                        -----------------------------------
                                        Name:  Kyle Price, by Steven Price as
                                               guardian of his property

Names of Stockholder      Class of Stock      Shares Owned or Entitled to Vote
--------------------      --------------      --------------------------------
Robert Price                  Common                    6,203,100

Lucy Price                    Common                    1,812,500

Kyle Price                    Common                    1,812,500